Exhibit 10.1

April 30, 2013

Joseph E. McNeely

FreightCar America Inc.

Two North Riverside Plaza, Suite 1300

Chicago, IL 60606

Dear Joe,

On behalf of the FCA Board of Directors, I am very pleased to offer you the position of President and Chief Operating Officer of FreightCar America, Inc. Your official start date in this new role will be May 1, 2013. You will continue to report to me. Concurrent with your promotion to the role of President of the Company, I will continue to serve as the Chief Executive Officer of FreightCar America, Inc.

Your annual salary in this new role will be $360,000. You will continue to be eligible to participate in the Company’s salaried management annual incentive bonus program with a target annual bonus of 100% of annual base earnings; and with superior performance of the program’s financial metric and in achieving your personal goals, your annual bonus can accelerate to 200% of annual base earnings. Your annual bonus for 2013, if earned, will be prorated to reflect the change in your base compensation and target annual bonus, effective as of May 1, 2013.

You will be granted an equity award on May 1, 2013 with a target value of $25,000, equally split between restricted shares of Company common stock and stock options, under the Company’s 2005 Long Term Incentive Plan. The award will feature a three year ratable vesting schedule that commences on the first anniversary of the award date, with subsequent vesting on the next two consecutive award anniversary dates. Other specific terms and conditions will be contained in the award agreements that will be presented to you.

You will continue to receive periodic consideration for participation in the Company’s long term incentive plan. You will continue your eligibility in the FreightCar America, Inc. Executive Severance Plan under the same terms and conditions in effect when you became eligible on September 13, 2010. You will continue to be eligible to participate in all applicable Company benefit plans, as outlined in our Salaried Employee Guide, as amended.

Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company; provided, however, that to the extent not inconsistent with any term of this letter, all terms and conditions still in effect as of the date of this letter that you expressly agreed to in your “Terms of Employment” letter dated August 27, 2010, are expressly incorporated herein, remain in effect and are not superseded or voided by this letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you, me, and the FCA Board of Directors (or a designee of the Board of Directors).

All forms of compensation referred to in this letter are subject to reduction to reflect withholding for applicable income, payroll and other taxes. Additionally, all forms of compensation referred to in this letter are subject to reductions determined by the Company that is applicable to all or certain groups of employees.

Please sign a copy of this letter and return it to me as soon as possible. If you should have any questions, please feel free to contact me.

Joe, this is an excellent opportunity for you. All of the Directors look forward to your leading our Company to future growth and success. I look forward to working with you in your new role.

Sincerely,

/s/ Edward J. Whalen

President and Chief Executive Officer

Accepted By: /s/ Joseph E. McNeely

Date: April 30, 2013